Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-280468 on Form S-3 and Registration Statement Nos. 333-220507, 333-255613 and 333-279012 on Form S-8 of our reports dated February 17, 2026, relating to the financial statements of JBG SMITH Properties, and the effectiveness of JBG SMITH Properties’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of JBG SMITH Properties for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
McLean, Virginia
February 17, 2026